Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonos, Inc., of our report dated December 21, 2017, except for the effects of the adoption of Accounting Standards Codification No. 606, Revenue from Contracts with Customers, described in Note 2, as to which the date is March 30, 2018, and except for the effects of the stock split described in Note 1, as to which the date is July 23, 2018, relating to the consolidated financial statements of Sonos, Inc., which appears in the Prospectus dated August 1, 2018 filed by Sonos, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No. 333-226076). We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

August 1, 2018